Exhibit 99.1

LPL Financial Announces Consolidation of UVEST

— Financial Advisors, Investment Program Managers to Benefit from Operational and Service Efficiencies, Enhanced Functionality of Technology Platform —

— Creates Unified Financial Institutions Platform for Future Growth —

Boston, MA — March 14, 2011 — LPL Financial LLC, the nation’s largest independent broker-dealer and a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), today announced that it will consolidate UVEST Financial Services Group, Inc. (“UVEST”), onto its self-clearing platform. LPL Investment Holdings Inc. acquired UVEST as a wholly owned subsidiary in 2007.

The consolidation, which is expected to commence in June and to be completed by the end of this year, underscores the commitment of LPL Financial to the financial institution channel and creates a unified platform for continued future growth in this space. Bank and credit union investment programs currently with UVEST will remain part of the existing LPL Financial Institution Services division, which is the nation’s largest provider of third-party investment services to banks and credit unions.

Through this integration, bank- and credit union-based advisors and investment program managers currently served by UVEST will benefit from operational and service efficiencies in addition to enhanced functionality through the LPL Financial BranchNet technology platform. Dan Arnold, divisional president and managing director for LPL Financial Institution Services, will continue to lead the firm’s financial institutions business.

Mr. Arnold said, “Our priority has always been to provide our institutions with access to the broadest possible range of services and support. Feedback directly from the financial institutions we serve has confirmed that they want access to the full scope of resources available on the LPL Financial platform.

“By concentrating our support for financial institutions on one self-clearing platform, LPL Financial will be better positioned to make greater investments in technology, research, practice management, and back-office support in addition to creating operational efficiencies and increased simplicity that will yield enhancements for all of our customers. Plus, because UVEST is already an affiliate of LPL Financial, we expect the transition to be streamlined and efficient for our customers.”

The business opportunity for advisors in community banks and credit unions has never been greater, as investors search for objective, conflict-free advice delivered at the local level at the same time that many community banks and credit unions begin to implement growth plans previously delayed due to market circumstances. This consolidation will help UVEST advisors and the banks and credit unions where they work to capitalize on this opportunity by providing access to the full range of LPL Financial resources and support.

About LPL Financial

LPL Financial LLC, a wholly owned subsidiary of LPL Investment Holdings Inc., is an independent broker-dealer. LPL Financial and its affiliates offer proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 12,400 independent financial advisors and financial advisors at financial institutions. Additionally, LPL Financial supports approximately 4,000 financial advisors who are affiliated and licensed with insurance companies with customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have over 2,500 employees and offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities and advisory service offered through LPL Financial, a Registered Investment Advisor, Member FINRA/SIPC

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LPLA-C

LPL Financial Media Contacts
Joseph Kuo	Michael Herley
LPL Financial	Kekst and Company
(704) 733-3931	(212) 521-4897
media.inquiries@lpl.com	michael-herley@kekst.com